EXHIBIT 11

                       MOTHERS WORK, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE


                                                                       Three                  Six
                                                                       Months                Months
                                                                       Ended                 Ended
                                                                      March 31,             March 31,
                                                                        1997                  1997
                                                                     -----------           -----------
PRIMARY EARNINGS PER COMMON SHARE:
Weighted average common shares outstanding                             3,563,342             3,561,306

Net effect of dilutive stock options and warrants                             --                    --
                                                                     -----------           -----------
     Shares used in computing primary earnings per share               3,563,342             3,561,306
                                                                     ===========           ===========

Net loss                                                             $(7,889,326)          $(7,421,265)

Preferred stock dividends                                                299,767               544,142
                                                                     -----------          ------------
Net loss available to common stockholders                            $(8,189,093)          $(7,965,407)
                                                                     ===========           ===========

Per common share amount                                              $     (2.30)          $     (2.24)
                                                                     ===========           ===========


                                       11

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